Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-194698 on Form S-4 of our reports dated February 12, 2014, relating to the consolidated financial statements and consolidated financial statement schedule of Comcast Corporation and the effectiveness of Comcast Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
May 23, 2014

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